FOSTER WHEELER ANNOUNCES SECOND CONSECUTIVE RECORD
EARNINGS QUARTER

HAMILTON, BERMUDA, November 8, 2006—Foster Wheeler Ltd. (Nasdaq: FWLT) today announced third-quarter results for the period ended September 29, 2006. Net income was $54.6 million, or $0.77 per diluted share, excluding (i) a gain of $36.1 million arising from asbestos insurance settlements and a successful appeal relating to the Company’s subsidiaries’ asbestos insurance coverage litigation, and (ii) a charge of $14.8 million arising from the voluntary termination of the Company’s former credit agreement. Including these items, net income for the quarter was $75.8 million, or $1.07 per diluted share.

For the first nine months of 2006, net income was $110.5 million or $1.57 per diluted share, excluding (i) a gain of $115.7 million arising from asbestos insurance settlements and a successful appeal relating to the Company’s subsidiaries’ asbestos insurance coverage litigation, (ii) a charge of $14.8 million arising from the voluntary termination of the Company’s former credit agreement, (iii) a $12.5 million charge incurred in connection with certain debt reduction initiatives, and (iv) for EPS calculations only, the fair value of additional shares issued in January 2006 as part of certain warrant offers, which has the effect of reducing net income per diluted share by $0.28. Including these items, net income was $198.9 million or $2.55 per diluted share.

“I am delighted that we have delivered a second successive record-breaking net earnings quarter and I am particularly pleased with the performance of our Global Engineering and Construction (E&C) Group, which continues to drive our record earnings,” said Raymond J. Milchovich, the Company’s chairman, president and chief executive officer. “Comparing the first nine months of 2006 with the first nine months of 2005:

•	EBITDA (earnings before income taxes, interest expense, depreciation and amortization, as described more fully below), and excluding the items noted above, increased by 32 percent;

•	Operating revenues, measured in Foster Wheeler scope, increased by 41 percent;

•	New orders, measured in scope, increased by 43 percent; and

•	Backlog, measured in scope, increased by 53 percent.”

EBITDA

Consolidated third-quarter 2006 EBITDA, after excluding (i) the gain of $36.1 million arising from asbestos insurance settlements and a successful appeal relating to the Company’s subsidiaries’ asbestos insurance coverage litigation, and (ii) the $14.8 million charge arising from the voluntary termination of the Company’s former credit agreement, increased by 22 percent to $73.8 million. In comparison, consolidated third-quarter 2005 EBITDA, after excluding a $40.2 million, primarily non-cash, accounting charge relating to the Company’s successful equity-for debt exchange concluded in August 2005, was $60.5 million. Including the above items, consolidated third-quarter 2006 EBITDA was $95.1 million.

For the first nine months of 2006, consolidated EBITDA, after excluding (i) the gain of $115.7 million arising from asbestos insurance coverage settlements and a successful appeal relating to the Company’s subsidiaries’ asbestos insurance coverage litigation, (ii) the $14.8 million charge arising from the voluntary termination of the former credit agreement, and (iii) a $12.5 million charge incurred in connection with certain debt reduction initiatives, was $205.1 million, an increase of 32 percent from $155.2 million for the first nine months of 2005. Consolidated EBITDA, including the above items, was $293.5 million for the first nine months of 2006.

The Company began recording stock option compensation expense in 2006 and $1.9 million and $5.6 million, respectively, were expensed in the third quarter and first nine months of 2006.

Bookings, Revenues and Backlog

The Company achieved another very strong bookings quarter. Bookings during the third quarter of 2006, measured in scope, increased to $924.8 million, up 5 percent from $879.3 million in the year-ago quarter. For the first nine months of 2006, bookings measured in scope increased significantly to $2.67 billion, up 43 percent from $1.87 billion for the first nine months of 2005.

Operating revenues in the third quarter of 2006, measured in scope, increased by 65 percent to $727.1 million, compared with $440.1 million in the third quarter of 2005. Operating revenues for the third quarter of 2006, including flowthrough costs, increased to $910.6 million, up 71 percent from $532.4 million in the third quarter of 2005.

For the first nine months of 2006, operating revenues, measured in scope, were $1.87 billion, up by 41 percent from $1.33 billion for the first nine months of 2005. Including flowthrough costs, operating revenues for the first nine months of 2006 were $2.30 billion, up by 46 percent from $1.58 billion for the first nine months of 2005.

Backlog, measured in scope, continued to grow, increasing by 53 percent to $3.0 billion at the end of the third quarter of 2006, compared with backlog of $1.95 billion at the end of the third quarter of 2005.

Cash and Liquidity

The Company’s total cash and short-term investments at the end of the third quarter of 2006 were $509.7 million, of which $372.5 million were held by the Company’s non-U.S. subsidiaries. This total cash balance compares with $372.7 million at the end of 2005, and $342.1 million at the end of the third quarter of 2005. The substantial increase between the end of 2005 and the third quarter of 2006 resulted primarily from cash generated by operations of $133.6 million, mainly due to a very strong operating performance in the Global E&C Group.

Global cash balances increased by $151.7 million between the end of the second quarter of 2006 and the end of the third quarter of 2006. Movements in working capital accounted for approximately $90 million of the increase, primarily due to favorable payment terms and collections on new and existing projects.

On October 16, 2006, the Company announced that it had successfully closed on a new $350 million, five-year senior secured domestic credit facility. The Company will be able to utilize the facility by issuing letters of credit up to the full $350 million limit. The Company also has the option to use up to $100 million of the $350 million amount for revolving borrowings, although the Company has no current plans to do so. The new credit agreement provides the increased bonding capacity and financial flexibility required to support the Company’s increased volume of business and, at current usage levels, will also reduce the Company’s annual bonding costs by approximately $8 million.

During the third quarter of 2006, the Company’s subsidiaries agreed with three additional insurers to settle disputed asbestos-related coverage. As a result of these settlements, the Company recorded a gain of $16.6 million, increased its insurance asset by $4.0 million and received cash of $12.6 million. In addition, during the third quarter of 2006, the Company’s subsidiaries were successful in their appeal of the trial court decision regarding the state law applicable in their asbestos insurance coverage litigation. As a result, the Company further increased its insurance asset and recorded a gain of $19.5 million.

The Company has funded $30.2 million of asbestos liability indemnity payments and defense costs from its cash flow during the first nine months of 2006, net of the cash received from insurance settlements. The Company expects net positive cash inflows of approximately $38.0 million in the fourth quarter of 2006 from its asbestos management program. The estimated positive fourth-quarter 2006 net cash inflow represents the excess of estimated cash receipts from existing insurance settlements over its estimated indemnity and defense payments. For all of 2006, the Company forecasts a net cash inflow of approximately $7.8 million from its asbestos management program.

Tax Provision

For the first nine months of 2006, the Company’s consolidated effective tax rate was approximately 21 percent. During this period, the Company reported several items on which there is no tax provision, including the asbestos gain, the charge incurred by the Company arising from the voluntary termination of its former credit agreement, and charges associated with the successful debt reduction initiatives. These items reduced the Company’s effective tax rate for the first nine months of 2006, and are expected to reduce the Company’s effective tax rate for the full-year 2006.

Calculation of EBITDA

EBITDA is a supplemental, non-generally accepted accounting principle financial measure. EBITDA is defined as income before income taxes (and before goodwill charges), interest expense, depreciation and amortization. The Company has presented EBITDA because it believes it is an important supplemental measure of operating performance. EBITDA, after adjustment for unusual and infrequent items specifically excluded in the terms of the Company’s current and prior senior credit agreements, is used for certain covenants under its current and prior senior credit agreements. The Company believes that the line item on its condensed consolidated statement of operations and comprehensive income/(loss) entitled “net income/(loss)” is the most directly comparable generally accepted accounting principle (“GAAP”) financial measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income/(loss) as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As EBITDA excludes certain financial information compared with net income/(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•
It does not include interest expense. Because the Company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the Company in generating revenue. Therefore, any measure that excludes interest has material limitations;

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations;

•
It does not include depreciation. Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore, any measure that excludes depreciation has material limitations.

# # #

Notes to Editor:

1.
Foster Wheeler scope (“scope”): metrics measured in Foster Wheeler scope exclude third-party costs incurred by the Company on a reimbursable basis as agent or principal on which no markup is earned (i.e., flow-through costs).

2.	Consolidated Statements, including reconciliation of EBITDA, follow.

3.
Foster Wheeler will conduct a conference call with analysts today, November 8, at 11:00 a.m. (Eastern). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 888-262-9189 (conference I.D. No. 8006884#) approximately ten minutes before the call. International access is available by dialing 973-582-2729 (conference I.D. No. 8006884#). The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at . A replay of the call will be available on the company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay passcode 8006884# required) starting one hour after the conclusion of the call through 8:00 p.m. (Eastern) on Wednesday, November 22, 2006. The replay can also be accessed on the Company's Web site for two weeks following the call.

4.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, please visit our Web site at http://www.fwc.com.

5.	Safe Harbor Statement
This press release may contain forward-looking statements that are based on the Company’s assumptions, expectations and projections about Foster Wheeler and the various industries within which it operates. These include statements regarding the Company’s expectation about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under Part II, Item 1A. “Risk Factors” in its most recent quarterly report on Form 10-Q, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies; changes in investment by the power, oil and gas, pharmaceutical and chemical/petrochemical industries; changes in the financial condition of the Company’s customers; changes in regulatory environment; changes in project design or schedules; contract cancellations; changes in the Company’s estimates of costs to complete projects; changes in trade, monetary and fiscal policies worldwide; currency fluctuations; war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided; outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure; protection and validity of the Company’s patents and other intellectual property rights; increasing competition by foreign and domestic companies; compliance with the Company’s debt covenants; recoverability of claims against the Company’s customers and others by the Company and claims by third parties against the Company; and changes in estimates used in the Company’s critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. Foster Wheeler undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

Foster Wheeler Ltd. and Subsidiaries
Consolidated Statement of Operations - Summary
(in thousands of dollars, except share data and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005

Unfilled orders	$6,069,400	$3,068,900	$6,069,400	$3,068,900
New orders booked	1,996,100	942,200	4,524,000	2,844,900

Operating revenues	$910,580	$532,356	$2,301,729	$1,581,439
Cost of operating revenues	(775,268)	(434,406)	(1,952,937)	(1,295,107)
Contract profit	135,312	97,950	348,792	286,332

Selling, general & administrative expenses	(57,666)	(50,975)	(170,913)	(166,321)
Other income	5,382	15,054	41,250	44,385
Other deductions	(14,983)	(6,415)	(33,070)	(25,684)
Interest expense	(5,068)	(12,590)	(19,803)	(41,412)
Minority interest	(2,255)	(2,117)	(3,251)	(4,903)
Net gains on asbestos	36,074	0	115,664	0
Prior senior credit agreement fees and expenses	(14,823)	0	(14,823)	0
Loss on debt reduction initiatives	0	(40,213)	(12,483)	(41,513)

Income before income taxes	81,973	694	251,363	50,884
Provision for income taxes	(6,146)	(17,400)	(52,487)	(38,471)
Net income/(loss)	75,827	(16,706)	198,876	12,413

Other comprehensive income/(loss):
Foreign currency translation adjustment	(1,951)	617	(2,763)	2,606
Minimum pension liability adjustment, net of tax	0	0	(538)	0
Net loss on derivative instruments designated
as cash flow hedges, net of tax	(964)	0	(696)	0
Net comprehensive income/(loss)	$72,912	$(16,089)	$194,879	$15,019

Earnings/(loss) per common share:
Basic	$1.12	$(0.35)	$2.72	$0.27
Diluted	$1.07	$(0.35)	$2.55	$0.23

Shares Outstanding:
Weighted-average number of common shares outstanding for basic earnings/(loss) per common share	67,710,728	47,195,732	65,871,698	44,121,305

Weighted-average number of common shares outstanding for diluted earnings/(loss) per common share	71,121,588	47,195,732	70,374,310	51,859,803

Foster Wheeler Ltd. and Subsidiaries
Major Business Groups
(in thousands of dollars)
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Global Engineering & Construction Group
Unfilled orders - in future revenues	$4,817,400	$2,309,600	$4,817,400	$2,309,600
New orders booked - in future revenues	1,748,100	652,200	3,470,200	2,163,600
Operating revenues	619,659	366,517	1,515,382	1,044,915
EBITDA	78,668	54,880	221,027	133,552

Foster Wheeler Scope (1):
Unfilled orders	1,759,500	1,211,300	1,759,500	1,211,300
New orders booked	679,600	592,600	1,622,600	1,194,200
Operating revenues	438,900	277,500	1,091,200	799,200

Global Power Group
Unfilled orders - in future revenues	1,252,000	759,300	1,252,000	759,300
New orders booked - in future revenues	248,000	290,000	1,053,800	681,300
Operating revenues	290,979	165,864	786,347	536,534
EBITDA	20,371	27,510	56,342	90,174

Foster Wheeler Scope (1):
Unfilled orders	1,237,700	742,800	1,237,700	742,800
New orders booked	245,200	286,700	1,044,800	671,500
Operating revenues	288,200	162,600	777,400	526,800

Corporate and Financial Services (2)
Unfilled orders - in future revenues	0	0	0	0
New orders booked - in future revenues	0	0	0	0
Operating revenues	(58)	(25)	0	(10)
EBITDA	(3,980)	(62,142)	16,081	(110,069)

Consolidated
Unfilled orders - in future revenues	6,069,400	3,068,900	6,069,400	3,068,900
New orders booked - in future revenues	1,996,100	942,200	4,524,000	2,844,900
Operating revenues	910,580	532,356	2,301,729	1,581,439
EBITDA	95,059	20,248	293,450	113,657

Foster Wheeler Scope (1):
Unfilled orders	2,997,200	1,954,100	2,997,200	1,954,100
New orders booked	924,800	879,300	2,667,400	1,865,700
Operating revenues	727,100	440,100	1,868,600	1,326,000

(1)
Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned. Foster Wheeler Scope excludes third party costs incurred by us as agent or principal on a reimburseable basis.

(2)	Includes intersegment eliminations

Foster Wheeler Ltd. and Subsidiaries
Major Business Groups
(in thousands of dollars)
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Global Engineering & Construction Group

EBITDA	$78,668	$54,880	$221,027	$133,552
Less: Interest expense	(3,297)	(3,343)	(9,637)	(10,103)
Less: Depreciation/amortization	(2,837)	(1,828)	(6,695)	(5,532)
Income before income taxes	72,534	49,709	204,695	117,917
Provision for income taxes	(13,166)	(14,496)	(54,295)	(33,339)
Net income	59,368	35,213	150,400	84,578

Global Power Group

EBITDA	20,371	27,510	56,342	90,174
Less: Interest expense	(6,265)	(7,033)	(19,293)	(21,243)
Less: Depreciation/amortization	(4,839)	(4,783)	(14,567)	(14,700)
Income before income taxes	9,267	15,694	22,482	54,231
Provision for income taxes	(4,615)	(2,486)	(12,763)	(11,201)
Net income	4,652	13,208	9,719	43,030

Corporate and Financial Services (1)

EBITDA	(3,980)	(62,142)	16,081	(110,069)
Add/Less: Eliminations / (interest expense)	4,494	(2,214)	9,127	(10,066)
Less: Depreciation/amortization	(342)	(353)	(1,022)	(1,129)
Income/(loss) before income taxes	172	(64,709)	24,186	(121,264)
Benefit/(provision) for income taxes	11,635	(418)	14,571	6,069
Net income/(loss)	11,807	(65,127)	38,757	(115,195)

Consolidated

EBITDA	95,059	20,248	293,450	113,657
Less: Interest expense	(5,068)	(12,590)	(19,803)	(41,412)
Less: Depreciation/amortization	(8,018)	(6,964)	(22,284)	(21,361)
Income before income taxes	81,973	694	251,363	50,884
Provision for income taxes	(6,146)	(17,400)	(52,487)	(38,471)
Net income/(loss)	75,827	(16,706)	198,876	12,413

(1)	Includes intersegment eliminations

Consolidated Balance Sheet
(in thousands of dollars)
(Unaudited)

	September 29,	December 30,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$486,912	$350,669
Accounts and notes receivable, net	533,971	320,600
Contracts in process	162,982	139,328
Prepaid, deferred and refundable income taxes	18,937	20,999
Other current assets	24,574	19,927
Total current assets	1,227,376	851,523

Land, buildings and equipment, net	294,076	258,672
Restricted cash	22,834	21,994
Notes and accounts receivable – long-term	5,372	5,076
Investment and advances	155,604	168,193
Goodwill, net	51,348	50,982
Other intangible assets, net	62,330	64,066
Asbestos-related insurance recovery receivable	341,555	321,008
Other assets	85,502	98,621
Deferred income taxes	56,738	54,571
TOTAL ASSETS	$2,302,735	$1,894,706

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current Liabilities:
Current installments on long-term debt	$20,864	$21,459
Accounts payable	242,863	233,815
Accrued expenses	308,814	300,457
Billings in excess of costs and estimated earnings on uncompleted contracts	582,526	410,676
Income taxes	52,130	31,157
Total current liabilities	1,207,197	997,564

Long-term debt	195,975	293,953
Deferred income taxes	31,018	37,406
Pension, postretirement and other employee benefits	264,027	269,147
Asbestos-related liability	411,759	466,163
Other long-term liabilities	150,601	141,107
Deferred accrued interest on subordinated deferrable interest debentures	0	2,697
Minority interest	28,004	27,827
Commitments and contingencies
TOTAL LIABILITIES	2,288,581	2,235,864

Temporary Equity:
Non-vested restricted share awards subject to redemption	297	0
TOTAL TEMPORARY EQUITY	297	0

Shareholders' Equity/(Deficit):
Preferred shares	0	0
Common shares	687	575
Paid-in capital	1,339,184	1,187,518
Accumulated deficit	(1,007,221)	(1,206,097)
Accumulated other comprehensive loss	(318,793)	(314,796)
Unearned compensation	0	(8,358)
TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	13,857	(341,158)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$2,302,735	$1,894,706

Foster Wheeler Ltd. and Subsidiaries
Earnings Per Common Share Reconciliation
(in thousands of dollars, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 29, 2006		September 29, 2006

		Fully Diluted		Fully Diluted
	Net Earnings	Earnings/Share	Net Earnings	Earnings/Share
Net income and earnings per common share, as adjusted	$54,576	$0.77	$110,518	$1.57

Add back:
Net gain on asbestos	36,074	0.51	115,664	1.65
Loss on debt reduction activities	0	0.00	(12,483)	(0.18)
Prior senior credit agreement fees and expenses	(14,823)	(0.21)	(14,823)	(0.21)
Fair value of additional shares issued as part of
the warrant offers (impacts earnings per share only)	0	0.00	0	(0.28)

Net income and earnings per common share, as reported	$75,827	$1.07	$198,876	$2.55

# # #
Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Kevin Hagan	908 713 2034	E-mail: kevin_hagan@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com